EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our reports dated December 6, 2006, included in the Company’s Annual Report on Form 10-K for its year ended September 30, 2006 and our report dated June 26, 2007 on the financial statements of Carbon Nanotechnologies, Inc. for the year ended December 31, 2006 included in the Company’s Form 8-K/A dated June 28, 2007. The undersigned also consents to the reference to the undersigned under the heading “Experts” in the Registration Statement.

/s/ ROSE, SNYDER & JACOBS

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants
Encino, California
September 17, 2007